Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Ming Shing Group Holdings Limited

We consent to the inclusion in the foregoing Registration Statement of Ming Shing Group Holdings Limited and its subsidiaries (collectively the “Company”) on the Form F-1 of our report dated on December 23, 2022, relating to our audits of the accompanying consolidated balance sheets of the Company as of March 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the two years in the period ended March 31, 2022.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

December 23, 2022